Exhibit 8.3

To:		Homburger AG
Prime Tower
Hardstrasse 201 | CH—8005 Zurich
•	The Board of Directors	P.O. Box 314 | CH—8037 Zurich
AMEC plc
	Old Change House	T +41 43 222 10 00
	128 Queen Victoria Street	F +41 43 222 15 00
	London EC4V 4BJ	lawyers@homburger.ch
United Kingdom

•	The Board of Directors
AMEC International Investments BV
Facility Point
Meander 251
6825 MC Arnhem
The Netherlands

June [ ], 2014 | HER | AEC

AMEC plc | AMEC International Investments BV — Registration Statement for Exchange Offer

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to AMEC plc (the Company) in connection with the registration statement on Form F-4 (as amended or supplemented through the date hereof, the Registration Statement) filed with the United States Securities and Exchange Commission under the Securities Act of 1933 (the Securities Act) on 28 April 2014 by the Company (the Registration Statement), for the registration of ordinary shares of the Company in connection with the offer (the “Offer”) by the Company, through AMEC International Investments BV (the Subsidiary of the Company), to acquire all of the issued and to be issued registered shares, par value CHF3.00 per share, of Foster Wheeler AG (Foster Wheeler), as described in the Registration Statement.

As such counsel, we have been requested to render a tax opinion in relation to the Registration Statement as to the correctness of certain tax considerations under the captions “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations” of the Registration Statement relating to the proposed Offer as well as the subsequent Squeeze-Out Merger (if applicable) under Swiss law and compensation of remaining holders of Foster Wheeler shares.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

I.                              Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Registration Statement, any document incorporated by reference therein or exhibited thereto or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Registration Statement, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Registration Statement or the factual background assumed therein, except as and to the extent expressly set forth herein.

No documents have been reviewed by us in connection with this opinion other than the Registration Statement, which we deem sufficient for purposes of this opinion. Accordingly, we shall limit our opinion to the Registration Statement and the correctness of certain tax considerations therein under the caption “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations” under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to the Registration Statement, which is governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.                         Assumptions

In rendering the opinion below, we have assumed the following:

(a)                       the Registration Statement produced to us as electronic copy conforms to the original;

(b)                       the Registration Statement was duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, the Registration Statement;

(c)                       except as expressly opined upon herein, all information contained in the Registration Statement is, and all material statements made to us in connection with the Registration Statement are, true and accurate and no material information has been omitted from it and the Offer will be implemented as set out in the Registration Statement.

III.                    Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that the statements set forth in the Registration Statement under the caption “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations” constitute a fair summary  of the material Swiss tax consequences of the Offer and the Squeeze-Out Merger and the ownership and disposition of AMEC Securities insofar as such statements purport to summarize certain tax laws, regulations and regulatory practices of Switzerland.

IV.                     Qualifications

The above opinion is subject to the following qualifications:

(a)                       The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)                       Without prejudice to the opinion set forth in Section III. above, we have not investigated or verified the truth or accuracy of any of the information contained in the Registration Statement nor have we been responsible for ensuring that no material information has been omitted from the Registration Statement.

*   *   *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the tender offer statement on Schedule TO as filed by the Company and the Subsidiary of the Company. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities  Act.

This opinion is furnished by us, as special tax counsel to the Company and the Subsidiary of the Company, in connection with the filing of the Registration Statement. This opinion may be relied upon by you solely for your own benefit. No other person may rely on this opinion for any purpose. Without our prior written consent, this opinion may not (in full or in part) be copied, furnished or quoted to any other person except your advisors and representatives in connection with the matters set forth herein. Without our prior written consent, this opinion may not be (i) used or relied upon by any other person, (ii) used or relied upon by you except in relation to the transactions contemplated by the Registration Statement or (iii) transmitted, disclosed, circulated or otherwise referred to any other person except as in relation to the transactions that are contemplated by the Registration Statement.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

Homburger AG